EXHIBIT 5.1

June 22, 2007

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300

100 Matsonford Road

Radnor, Pennsylvania 19087

Gentlemen:

I am General Counsel of Penn Virginia Corporation, a Virginia corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (333-82304), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an additional 600,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), to be issued pursuant to the Penn Virginia Corporation and Affiliated Companies’ Employees’ 401(k) Plan, as amended (the “Plan”).

As the basis for the opinions hereinafter expressed, I have examined such statutes, including the Virginia Stock Corporation Act (the “Virginia Act”), regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as I have deemed necessary or advisable for the purposes of this opinion, including the Registration Statement to be filed in connection with the registration of the Shares. In such examination, I have assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation under the Virginia Act.

2. The Shares have been duly authorized and, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America, the Constitution of the Commonwealth of Virginia and the Virginia Act, as interpreted by federal courts and the courts of the Commonwealth of Virginia, and I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is rendered as of the date hereof, and I assume no obligation to update or supplement this opinion to reflect any change of fact, circumstance or law subsequent to the date hereof.

Sincerely,

/s/ Nancy M. Snyder
Nancy M. Snyder